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On January 14, 2021, Crescent Acquisition Corp (“Crescent”) and LiveVox Holdings, Inc. (“LiveVox”) held an investor conference call and presentation regarding their proposed business combination. The following is a transcript of the aforementioned investor conference call and presentation.

CORPORATE PARTICIPANTS

Robert D. Beyer, Executive Chairman and Co-Chairman of the Board, Crescent

Rishi Chandna, Managing Director, Golden Gate Capital

Louis Summe, Chief Executive Officer and Co-Founder, LiveVox

Gregg Clevenger, Executive Vice President and Chief Financial Officer, LiveVox

Todd M. Purdy, Chief Executive Officer, Crescent

PRESENTATION

Robert D. Beyer

Hello, and thank you for being with us today. This is Bob Beyer from Crescent Acquisition, and I’m joined by my partner Todd Purdy, as well as the senior executives from Golden Gate Capital and LiveVox.

We’re excited to announce that we’ve entered into a merger agreement with one of the fastest-growing and most technologically advanced companies in the contact center as a service space. LiveVox has been entirely cloud-based since its founding 20 years ago, and its innovation in product development is culminating in this incredible opportunity as its target market races to the cloud.

We’re lucky to have found a merger partner currently controlled by a world-class equity sponsor, truly an industry expert, in Golden Gate Capital. We believe the combination of our public company governance expertise, combined with Golden Gate’s exceptional stewardship and domain experience, will help create a transparent and reliable public company that delivers on its growth promises with a high degree of integrity. LiveVox will be only the second CCaaS pure-play in the market, seven years following Five9’s debut, and it comes with a very attractive 70% valuation discount.

As we all know, workplace flexibility has expanded dramatically, and so has the willingness of customer-facing businesses to move their contact centers to the cloud. We share the Company’s view that now is the time to aggressively attack the market to capitalize on the industry’s digital transformation and gain share. LiveVox has an outstanding Management team that can drive this transformative growth. They’ll illustrate for you today why this is a uniquely exciting and sustainable investment opportunity for public shareholders.

Louis Summe, CEO and Founder of LiveVox, will take us through the Company’s value proposition and accelerating growth opportunities, driven by his vision of effective customer engagement developed over more than 25 years in the industry. Gregg Clevenger, Chief Financial Officer, has over 30 years of experience in the software and telecom industries and will walk us through the financial metrics and the revenue growth story going forward.

On Page 5, you will find our simple investment thesis. CCaaS is rapidly moving to the cloud, where LiveVox has demonstrated expertise. The total addressable market of $27 billion is still predominantly on-premise, and McKinsey projects the size of the TAM to grow three times over the next decade, as software replaces labor spend. LiveVox has best-in-class KPIs, with 118% net retention and 8.5 times lifetime value to customer acquisition cost. There is significant white space within existing customers in both product expansion and seat count opportunity, and this pure-play is coming to the market at a significant discount to its peers, more than a 70% multiple discount to Five9, and a 60% discount to the entire group.

On Page 6 is the transaction overview. The valuation for LiveVox is 6.5 times 2021 and 5.2 times 2022 estimated revenue; as I mentioned, substantially below its nearest competitors. Total cash sources are $350 million, including $250 million from the Crescent SPAC Trust, $25 million from the Crescent forward purchase, and $75 million from the proceeds of a PIPE that will close concurrently with this merger. Cash to existing shareholders will be $220 million, with $100 million going to the Company’s balance sheet, which ensures an ample cushion to fuel and accelerate future growth with great flexibility.

Following this merger, existing LiveVox shareholders will own nearly 60% of the Company and remain highly incentivized to continue to support its mission to expand its footprint and grow fast. We’ve structured this transaction with a margin of safety to be successful in the public market. Today’s presentation will lay out a conservative set of assumptions.

Now, I’d like to introduce Rishi Chandna from Golden Gate, who will further explain the transaction rationale and hand it off to the LiveVox team.

Rishi Chandna

Thanks, Bob. My name is Rishi Chandna and I’m a Managing Director with Golden Gate Capital. I lead the firm’s software and services investment activity, and led the acquisition of LiveVox in 2014. I’ll briefly touch on the transformation we’ve been on these last six years.

When we acquired LiveVox in 2014, it was doing approximately $33 million in revenue. Originally, we had looked to acquire LiveVox as a cloud platform for another contact center software business we owned. At the time, LiveVox was mainly a cloud-based, outbound software dialer, focused on collections for call centers. The addressable market was small and growth had been relatively stagnant, but what we liked most about the business was that the product was built cloud-first and truly scalable. As we diligenced the business, we saw that the opportunity for LiveVox was significant, and we decided to invest in the business as a standalone investment.

The opportunity and investment thesis was threefold: first, build out the full CCaaS product platform; second, expand the number of addressable use cases to telesales and customer care; and finally, target enterprise customers. That’s exactly what we’ve done these last six years.

We purposefully geared our investments into R&D to build out the platform, and then we scaled the organization to support a much larger business. These investments have worked. LiveVox will generate approximately $130 million of cloud revenue this year, and is growing approximately 20% and has an average net retention of 118%. Just as importantly, the Company’s addressable market is approximately $20 billion, or 20 times the size from when we first invested in the business.

We’re now at a point, given the market shift to the cloud, combined with LiveVox’s best in class CAC and LTV metrics, to accelerate our sales and marketing investments to take advantage of these dynamics, and that’s why we decided to partner with Crescent. This transaction allows us to continue to participate in a market that is exploding through pure-play cloud platforms. Although we had a number of options to exit the entire business, the forward story is too attractive for us to not play out the next stage of growth, which we think LiveVox is especially well-positioned for.

With that, I’ll turn it over to Louis Summe, LiveVox’s CEO.

Louis Summe

Thanks, Rishi. Hello, everyone. I’m Louis Summe, CEO and Co-Founder of LiveVox.

We’ve been focused on cloud technology for the contact center space for over 20 years, and I’m very excited to tell you about where we sit at this time, because even though we’ve been at it for a long time, the market for cloud technology in the contact center space is really accelerating at this moment.

The reason it is, is because the people that manage contact centers can just increasingly see that cloud is where the best innovation in software technology is happening. On top of that, unfortunately the pandemic has showed a lot of people the importance of having flexible and virtual technology that can respond to dramatic changes in a short period of time. Even though that pandemic has obviously been a terrible catastrophe, it has accelerated the adoption of cloud technology in the contact center space. That’s great news for LiveVox, because we’ve been focused on making cloud technology easier for contact centers to adopt. That’s what our mission has been, and that’s what our mission is.

If you look at Slide 9, you can see some of the data points about what I am describing here. In the top left-hand side, you can see the numbers behind that large market shift. On the top right-hand side, you can see just how we’ve made that investment to make cloud technology easier for contact centers to adopt. On the far right-hand side, you can see just what our customers think of what we’ve done for them, and you see a high net promoter score there: best-in-class score of 54. That’s fantastic for us because it gives you what you’re looking at on the bottom right-hand side of this slide, the ability to build a long-term relationship with customers where we’re consistently selling them new technology for more of their agents and growing that relationship over time.

That’s what drives the net retention number that you see down in the bottom right-hand side. We combine that with a strong way of going to acquire, an efficient way of going to acquire new logos, and that’s what you’re looking at in that cost to acquire. You put those two together, and that’s what gives us the confidence to talk about long-term sustained rates of high growth. That’s what you’re seeing in the bottom left-hand side of the slide.

But if you go to Slide 10, you can see what really anchors this opportunity. That is, as depicted on that left-hand side, you can see how the market is, is just expanding. The far left-hand side shows that today’s market for contact center technology is in the range of $27 billion. It’s projected to expand by over $50 billion in the next 10 years: obviously, an enormous expansion.

What that shows people, what that shows us and what that shows others is that, look, this technology, this market’s not only transforming, it’s in the early stages of that transformation. The reason why is what you see in the top right-hand side of the slide. Contact center operators, contact center managers, they want to innovate. They want to leverage digital technology. They want to leverage artificial intelligence to drive efficiency inside of their contact centers, and they see that the cloud is the best way to get that technology.

But, to get access to this new innovation, it’s more than just putting it into the cloud. You also have to think about—and especially if you’re a bigger enterprise, you’ve got to think about, okay, how safe is this? What’s my risk here? What’s my risk, from a compliance perspective, about the technology? What’s my risk from a security perspective of adopting the technology, and then, how do I integrate this with my existing data and with my existing technology?

Those pieces, those are material pieces, right? Those are the things that, bigger companies, in particular enterprises, have to address, in order to take advantage of that digital and AI technology that they see and that they’re so excited about. Since LiveVox’s mission is to make this technology easier to adopt, that’s naturally where we focus.

If you go to Slide 11, I can show you how we’ve engineered our platform, to make it easier to adopt. This wheel that you’re looking at on Slide 11, I’m going to call your attention to the center of it, where you see three pieces: voice and digital channels under that omnichannel section, a modern CRM designed specifically for the contact center, and a WFO suite. Now, the reason all three of these pieces are so important is because those are all part of a modern contact center. What LiveVox has done is bring all three of these pieces together into one platform.

Typically, when a contact center is buying this technology, they’re getting it from multiple vendors. That leaves them with the task of putting these pieces together. Because LiveVox has all three of these pieces in one platform, we can give our customers more of a one-stop shop. It just simply means that you have to do less work to get it, less integration for data, less integration for technology. It’s simply easier and more efficient. That’s a big part of the value proposition, and a big part of how we fulfill our mission of making it easier to adopt, is bringing that pre-integrated capability to the table.

But, not only does it fit well together, it also has a lot of flexible ways of integrating easily with their existing technology, also very important for larger enterprises because they have to be mindful of their existing investments. Ultimately, the solution here just delivers a higher level of flexibility than they’re otherwise going to get inside of the market, and again, that’s where we’re focused: make it easier, be more flexible.

Slide 12 shows you, okay, well, what is it that happens now? What do you get as a by-product of using the more flexible LiveVox, the more pre-integrated LiveVox platform? Slide 12 shows you an image right there that depicts what a seamless customer journey should be all about, passing easily from different applications and different agents and different departments without having to repeat yourself, without having to give your account information again, without having to constantly tell new people why you’re on the phone.

We all know, as consumers, this seamless journey isn’t what you get. What you have to do is you have to constantly repeat yourself; that’s typical. This is what LiveVox can solve for, out of the box. It’s a big value proposition. What contact center doesn’t want to give a better customer experience more easily?

Slide 13 goes into just, well, how do we make this happen? What’s the core of delivering that contact center, that seamless customer experience out of the box? What you’re looking at on Slide 13, on the right-hand side, is the agent interface from the LiveVox platform. In that one interface is all of the technology that a contact center agent needs to deliver that seamless customer journey that we showed you on the previous page.

One of the key pieces of bringing all of these technologies together, the voice, the digital, the analytics pieces, the workforce optimization pieces, the work queues, bringing all those pieces together more easily, is bringing the data together, the customer data together. The central challenge here is that larger enterprises almost always have many different CRMs, and that means the customer data is spread out, in different systems and different departments. Of course, getting to AI and digital applications simply makes that problem harder.

Now, the way LiveVox can really solve for that is we bring a CRM with our platform that is designed for what the contact center does. That simply makes it easier for us to pull data, in and out of a bunch of different systems, and put it together there in that workflow, so that agent has it, the agent can deliver that seamless customer journey.

Now, I just want to be clear that we do not turn off any of the existing CRMs, we do not displace them. We simply sit on top and make the data flow easily in and out, so that we can give the agents the power to deliver that seamless customer journey, to deliver on those new digital capabilities that they want to offer.

This works not only for digital, but as you can see on Slide 14, it also has a big benefit for the deployment of AI applications. What you’re looking at on this slide is the cost and the time to implement on a virtual assistant. Now, many of you know that contact centers are eager to explore and understand the value of AI applications, and a virtual system is a great area for them to invest. But, since many of them have not deployed that technology before, the return on investment in that new technology, that’s still really to be determined. It’s a little bit unclear. That makes it riskier, obviously, to make a big investment when you do not know what the return’s going to be.

Well, the way LiveVox can help is what you’re seeing here on this page. We can simply shrink the cost to implement. What you’re looking at over on the left-hand side is what it costs to deploy a virtual assistant with a traditional CRM integration model. Then over on the right-hand side of the page, what we’re showing you is what that cost to implement in a virtual system is, when you use the LiveVox platform, with its CRM designed for contact centers. It’s an over 90% reduction in costs and over a 90% reduction in time to implement. That’s a very helpful benefit to someone who wants to invest in a virtual assistant but, again, doesn’t really know exactly what the return’s going to be.

Those are two examples. That’s an example of how AI can be made better by the LiveVox platform, but this is true with all of our technology. If you look at Slide 15, I provide a series of examples, of just how our technology has made it easier for customers to solve problems, and in particular, why that was better than what they could’ve otherwise done with another vendor.

This slide, over on the left-hand side, shows a description of a series of customers. In the center it shows the technology competitor that we were competing against in that particular customer, and then on the right-hand side, why we won. Now, if you look at the why we won category, you can see that it has a lot in common with the compliance, and of the data integration and the existing technology integration that I talked about earlier. Again, with our platform design, we are well-positioned to realize our mission, of making cloud technology easier to adopt, and again, we do it better than our competitors. That means a lot to these prospective customers, many of whom are large financial services companies. I point that out just because they have a fair amount of complexity in their operations, and they are also more risk-averse. We do particularly well with those types of companies.

Slide 16 goes into that just a little bit more on how we’ve been successful at different parts of the market. If you look at where we were back in 2016, we had more success with large BPOs. That kind of was where our technology was best suited at that time. As we built out our platform and added more features, and grown our capabilities, we started to sell a lot more large enterprises directly, and that’s what you can see over on the far right-hand side, is you can see what kind of customers are coming onto the platform today. There’s a lot of banks, a lot of FinTechs, retailers, bigger organizations. They again are seeking out that easier model to deploy digital and to deploy AI.

These pieces, they’re coming together with that market demand, and it really just lays the foundation for us to expand in the market and increase our investment in sales and marketing so that we can go take advantage of the growth, leverage our ability to sell these larger enterprises and accelerate our growth. That’s the section that I’m going to go into now, is just how we are expanding our sales and marketing, how we are expanding our go-to-market to better take advantage of the opportunity we have with this large market and these larger companies.

If you turn to Slide 18, we’re highlighting that the core here, this slide highlights that the core of how we sell is what we characterize as the land and then expand model. Of course, it may kind of make sense if you think about it, because if you’re going for a bigger company, getting in the door is very helpful, especially if you’ve got a strong way to up-sell, which we do. This slide not only shows—it talks about that land and expand, but it shows, what is the opportunity of that up-sell? What is the opportunity of building that relationship over time? You can see we have over 10 times the number of agents inside of our customers than we have on our platform today. Not only do we have more than 10 times the potential inside of our existing customers, but we have the opportunity to sell them more than twice the amount of applications that they currently have bought from us. That’s an enormous opportunity to up-sell these existing large customers, so that’s a big part of that land and expand model. But of course, it starts with getting new logos. It starts with that acquisition of new customers, the land, as we’re describing it. If you go to Page 19, I show a little bit about just how we are efficient and effective at going to get new logos.

The core part of our land, or our new client acquisition envelope (phon) is that we’re usually, almost always focusing on selling a department inside of a larger company. If you look at the left-hand side of Slide 19, you can see many different priorities that a typical enterprise would have. But if you focus in on any one given department, then the list shrinks; so, that’s what we have done, is we’ve taken our platform and we’ve shrunk it down to pieces, broken it into pieces so that it matches to what any given department might want. By taking all of the features that we have, breaking them into pieces and then matching them to the most popular items that any given department want, we can make the buying cycle easier and faster.

Now, by doing this, by doing the departmental-level sale, you’re not selling the full enterprise. To sell the full enterprise, you need the whole list that you’re seeing over on the left-hand side. But, getting in the door though, of big enterprise, that’s a fantastic spot, especially if you’ve got a good way of up-selling them. Of course, getting in the door of the department, that’s simply easier and faster than selling the full enterprise.

That’s how we get in the door. Then on the next page, on Slide 20, I show you, okay, now once you’re in the door, how is it that we’re going to take advantage and build that relationship and sell more agents, and sell more technology? This is a view, what you’re seeing on Slide 20, it’s a view of what a customer sees inside of the Management portal, inside of the LiveVox platform. If you look through there, on this page, they can see, with those checkboxes, what applications they are using from LiveVox.

Now, they can not only see what applications they’re using, but even more importantly, they can see what applications they’re not using. In fact, they can see that some of these applications that they’re not using can be just as easy to get as clicking a box. Now, you have to remember that many of these contact center managers, they have a lot of experience in the older ways of doing it, the customer premise ways of deploying technology. To do that, gaining new technology almost always required you to go to IT and run a procurement cycle and run an implementation cycle, so getting new technology was not easy. It was not a click of the box away.

With LiveVox though, now look at that. Simply click a box, get access to new technology; it’s a very empowering moment for a contact center manager. It’s a big part of how we build the relationship, and it’s a big part of what we’re showing you on Slide 21, is something that we are very well-positioned to accomplish. Again, this slide, Slide 21, this centers on the opportunity with our existing customers, and you can see that we have an opportunity to grow our existing agent accounts by more than 10 times, and to sell new technology, more than 100% increase in new technology. Put those two together to existing agents, put those two together and you’re talking about a multi-billion dollar opportunity just with existing customers.

On Slide 22, I show, well, look, what does this look like in the real world? How does this up-sell that I’ve been telling you about, how does this play out? On the left-hand side of Slide 22, you are looking at a mortgage servicer. Then over on the right-hand side of Slide 22, you’re looking at a retailer. Now, this slide depicts and gives you background information on just how the up-sell happens. It’s different both places, but there’s some core things that are in common. Number one, it’s a multi-year sales cycle. You get in the door of that department, and then it’s a multi-year cycle of building relationships with other departments and selling additional technology.

Now, how it played out at both companies is very similar. Both started in a department, a voice application. From there, they then saw how easy it was to adopt digital, so they did. Then other departments saw, look, that department, they got voice and digital without a heavy investment from IT. Boy, wouldn’t that be great, and I would like that, and how do I get that? Then that leads to this relationship, and building over time, and growing the amount of agents and the amount of technologies they’re using.

The opportunity inside of our customer base is anchored in what you see on Slide 23. The reason we have so much potential is because we’ve sold a lot of large clients. We’ve executed this departmental land with a lot of large clients. In fact, what you’re looking at on Slide 23, that ratio, over 90% of our customers have 50 seats or more. That’s an unusually high ratio of large customers, especially for a Company at our size of revenue. The reason that we have so many large customers is because we’ve always targeted large customers. We’ve always been focused on meeting the needs of the enterprise.

Not only have we successfully gotten a lot of large customers, but if you look over on the right-hand side, we are very well capable, very well-positioned to keep them happy. In fact, our net promoter score of a 54, that compares favorably to a lot of world-class brands. The combination of these two things, large customers and keeping them happy, that what drives what I’m showing you on Page 24, which is a very strong set of economics that describe our ability to grow revenue, our ability to invest in sales and marketing. Over on the left-hand side of the slide, you’re seeing the net retention number and the average number of 118%. That reflects our ability to grow our relationship with our customers over time.

In the center, you’re seeing, well, what does it cost to acquire a new customer? Again, a very efficient cost to acquire, $1.30; again, that’s a by-product of that focused, departmental-level sale. Then you put those two pieces together and you get a $8.50 return for every dollar invested in acquiring a new customer. That’s just a fantastic return, right? I mean, who doesn’t want $8.50 for a dollar? Again, that’s powerful economics. It’s a powerful foundation to launch what I’m showing you on Slide 25, the next slide, which is that large expansion of our sales and marketing, a large expansion of our go-to-market capabilities.

You’re looking at, on the left-hand side of Slide 25, you can see just how much we plan to increase our sales and marketing on a percentage basis, how many additional reps and how much additional bookings. You can see a pretty substantial increase in investment. Again, we know that now is the time to do this, and we know that we are very well-positioned to do this well, to make this big investment well. There’s really two anchors on our confidence here: the first is that, the areas we’re going to invest in, looking at them on the right-hand side, those are the areas where we’re going to expand our sales and marketing. These are all activities we do today, and as I just showed you on the previous page, we do them well. We do them efficiently, we do them effectively. We are experienced at these activities, and we are successful.

Now, that gives us a lot of confidence that we can expand and do more of it. Now, you put those pieces together, the market moving our way, our differentiated technology, making technology easier to adopt for the cloud. When you combine that with our success on our current land and expand model, you can see why I’m excited about where we sit. Honestly, I’m lucky. I feel grateful. I feel grateful that we sit where we are and we have the team that we have.

But anyway, thank you for your time, and I’m going to now ask Gregg Clevenger, our CFO, to spend a little bit of time going through our financials. Gregg?

Gregg Clevenger

Thank you, Louis.

I’ll start off by reviewing a few of the key financial highlights of the Company.

Starting on the left side of Slide 27, you can see that because of our great products and stellar service and support, we have 118% average net revenue retention, which is among the best-in-class for software companies. This is a level that we have achieved historically and believe we can continue to achieve as we move forward.

We have a multi-pronged revenue model with a solid base of recurring revenue, and our strong revenue retention and predictable new sales bookings with predictable implementation timelines all gives us a very high degree of revenue visibility. That’s resulted in our ability to consistently grow contracted revenue at over a 30% CAGR historically. All of that gives us confidence in a 25%+ top line growth rate as we move forward.

On the right side of the slide, our LTV-to-CAC at 8.5 times is among the best in the software space overall as well. It’s a solid metric for us to put more go-to-market investment behind to grow our top line. While we’re stepping up our sales and marketing investments in the near-term to further ramp up our growth engine, we have proven that this business can achieve healthy revenue growth rates and be profitable at the same time, and that gives us confidence that we can begin to scale our EBITDA margins, beginning in ’22 and thereafter. All this sums up pretty simply: because of the great products and first-class service that Louis walked you through, in a space with an enormous and growing TAM, we have a business that can consistently grow at a predictable 25% on the top line, while still delivering increasing EBITDA margins as we scale.

On Slide 28, you can see in the upper left that we expect to achieve strong revenue growth over the next couple years, at about a 26% CAGR, from $102 million in 2020 to, I think, a pretty conservative $163 million in ’22. Again, we have a lot of visibility into our ‘21 revenue given its recurring nature. On the upper right, you can see that, of the $129 million of forecasted revenue this year, we expect $108 million to come from ARR on the platform as of the end of ‘20 and as we enter into ’21. We expect another $8 million of excess usage above our minimum contracted values, based on a return to more normal operating cadence from our customers by the middle of this year, all net of typical historical churn and down-sells.

We expect $6 million will come from uninstalled bookings that are already under contract today, and that backlog will all install early next year and contribute a relatively predictable $6 million of revenue in ’21. Lastly, we expect to recognize about $7 million of revenue in ‘21 from forecasted in-year ‘21 new sales bookings. That’s $122 million of $129 million of revenue this year, 95% coming from customers that are either already on the network or under contract.

On the bottom left, you see that we can expect to expand our gross margin slowly but surely over this time period, from 65% to 67%, drive dollar margin higher than revenue growth at 28%. Finally, while we have historically enjoyed healthy EBITDA margins, even in this period impacted by COVID, we plan to reinvest our EBITDA profits back into the growth engine of the business—that’s the sales and marketing and product, as Louis discussed earlier—driving faster top line growth and margin expansion in the future.

This Slide 29 gives you an overview of our multi-pronged revenue model I mentioned earlier, how we price our products and how we bill our customers. Our revenue is currently about two-thirds under contract. This is the minimum revenue that we generate from our customers, with the other one-third being usage-based above those minimums. The contracted revenue is a combination of per seat monthly fees, which is typically a software component, plus the minimum usage that is billed regardless of the actual usage of the customer. The other third of our revenue is usage-based, and that’s the amount that’s above the minimum contracted value.

The contracted piece of the revenue, the two-thirds, gives us a high degree of revenue visibility and has been becoming an ever-increasing proportion of our revenue as our business evolves and more of our incremental revenue is software-based versus usage-based. We expect that this proportion will increase over time, giving us even more visibility into our forward-looking revenue.

While the fixed portion of our revenue is important to us, that doesn’t minimize the importance of our excess usage-based revenue. This pricing structure is actually an important component of our sales strategy, particularly for our heavy usage-based customers. Having the ability to commit to less but drive more usage enables them to quickly move agents onto our platform, away from our competitors; hence, driving more and more easily executed up-sells. That’s more and faster expands.

We think this pricing approach has helped us to land great customers, and then make them happy and wanting to expand with us. We believe that’s evident in our best-in-class NPS of 54, our high net revenue retention of 118% and our best-in-class LTV-to-CAC of 8.5 times.

This next Slide 30 illustrates our actual monthly revenue over the past several years. Aside from the blip earlier this year from COVID-19, the right side of the chart, the usage component of our revenue has been steady and predictable, and typically has grown in lockstep with our contracted revenue, which has grown at a 31% CAGR over this period of time.

On this next Slide 31, you get a little more sense for the impact of COVID-19 on the business earlier this year. The darker-colored boxes represent our minimum contracted revenue, the two-thirds I talked about earlier, and that’s both usage and non-voice software revenue. The lighter-colored boxes represent usage revenue above the minimum contracted usage, that’s the other one-third.

When COVID hit, we did see some contact centers shut down for a period of time as people transitioned to work from home. That caused that initial decline in the quarterly excess usage revenue—that’s the light blue box that you see there in Q2. But what’s really key to pull out of this slide is that, even in the wake of the worst pandemic in a hundred years, our contracted revenue stayed strong and growing, still in the high teens year-over-year, that 16% and 18% you see there in the bottom right, interrupted only by the bankruptcy of a single customer and some temporary relief to the minimums that we gave to a few of our customers in the second quarter who were struggling on the beginning part of the pandemic. For the full year 2020, we expect that our contracted revenue will still grow by well over 20% year-over-year, even in light of COVID.

Really, the silver lining in the COVID debacle, for us anyway, is that the pandemic has caused companies to accelerate their move to the cloud, especially for contact center solutions, and that’s helped us to really turn the corner on COVID with new sales bookings at a record pace. We had record bookings in the third quarter, we had a very solid fourth quarter and we have a very strong new sales pipeline as we begin ’21.

This Slide 32 shows you how we have trended historically on some key financial and operating measures and how we see those developing into the future as the business evolves and grows.

As we project our gross margin into the future, we continue to see significant leverage as our revenue mix becomes more non-voice or software dominated, which is effectively a 100% gross margin contribution. On the voice side, we see continued declines in our telco costs, following along the historical pricing decline curve and even enhanced somewhat by our growing scale and ability to achieve unit pricing reductions in excess of overall industry trends. There is also scale leverage on the implementation cost line as this cost is incurred for new installs only, which become less and less of a margin impact as the total revenue increases. Lastly, we expect other scale efficiencies that have resulted historically in our cost of service increasing by just half the rate of our revenue growth. Net-net, we see long-term gross margin potential in the mid-70s.

Moving down the slide, we plan to invest more in the near-term across the board in sales and marketing, R&D and G&A, hitting about breakeven in EBITDA in ’21, with the ability to continue to grow margin each year after that. We’re increasing sales and marketing expense to drive top line growth, eventually settling in at about 30% to 35% of revenue in the longer-term, increasing R&D to drive additional product features and functionality, and eventually settling in at around 15% of revenue, and stepping up G&A in the near-term as we invest in the resources required as a public Company, but eventually settling in at around 5% of revenue as we achieve economies of scale in the longer term. Overall, we expect the business to generate EBITDA margins in the 20+% range longer-term.

I would just say before closing that we expect that ’21 will really be an inflection point year for us. After managing this business as a private Company for balanced, modest profitability and growth, historically, we’re now poised as a public Company to take advantage of the harder and faster shift of enterprises away from on-premise software to the cloud, take advantage of our best-in-class LTV-to-CAC by really stepping up our sales and marketing investments to capture ever more of that growing TAM in our space. We really expect those investments to begin to pay off for us a bit in the back half of ’21, but more fully in ’22 and beyond. The $100 million of additional cash on the balance sheet from this transaction will be plenty of fuel in the tank to get us there.

I think there’s a lot to like here. We have a giant TAM, we have great products and happy customers, an awesome team, and the ability to grow revenue in the mid-20s while also achieving profitability.

With that, I will hand it over to Todd Purdy from Crescent.

Todd Purdy

Thanks, Gregg.

On Page 34, you can see that LiveVox stacks up nicely against its peers. Five9 is the best comp, from a business, technology and financial perspective. RingCentral, Zendesk and LivePerson all serve adjacent markets and offer cloud solutions, so are helpful as additional references on value. NICE is relevant given its competitive business, but it is a conglomerate with a different financial profile.

LiveVox’s focus on larger enterprise customers, combined with high customer satisfaction and a proven land and expand strategy results in KPIs that compare favorably to its peers. Today, LiveVox is a quarter of the size of Five9 on a revenue basis, but we are valuing LiveVox at less than a 10th of Five9’s enterprise value.

On Page 35, we take a closer look at valuation metrics: LiveVox’s revenue multiple compares very favorably to fast-growing Five9 and RingCentral, with a 70% discount to Five9. The comparison is even more favorable when you adjust the multiple for growth rates, with an 80% discount to Five9.

On Page 36, we want to be sure to leave you with a few of the key takeaways from today’s presentation. CCaaS software has a large TAM that is in the early innings of shifting to the cloud. As the market shifts to the cloud, it will accelerate automation to further expand the TAM. LiveVox’s differentiated product offering facilitates adoption and drives satisfaction, resulting in leading KPIs. The Company’s proven land and expand strategy positions it to benefit from increased investment in sales and marketing.

Within LiveVox’s current 300+ customers, there is more than $1 billion of white space to expand into. Public investors have embraced cloud CCaaS, and LiveVox provides just the second pure-play investment opportunity at an attractive value.

That concludes our presentation. We appreciate your interest and support.

Additional Information about the Proposed Transaction and Where to Find It

This communication may be deemed solicitation material in respect of the proposed business combination between Crescent and LiveVox (the “Business Combination”). The Business Combination will be submitted to the stockholders of Crescent and LiveVox for their approval. In connection with such stockholder vote, Crescent intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A and, when completed, will mail a definitive proxy statement to its stockholders in connection with Crescent’s solicitation of proxies for the special meeting of the stockholders of Crescent to be held to approve the Business Combination. This communication does not contain all the information that should be considered concerning the proposed Business Combination and the other matters to be voted upon at the special meeting and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Crescent’s stockholders and other interested parties are urged to read, when available, the preliminary proxy statement, the amendments thereto, the definitive proxy statement and any other relevant documents that are filed or furnished or will be filed or will be furnished with the SEC carefully and in their entirety in connection with Crescent’s solicitation of proxies for the special meeting to be held to approve the Business Combination and other related matters, as these materials will contain important information about LiveVox and Crescent and the proposed Business Combination. The definitive proxy statement will be mailed to the stockholders of Crescent as of the record date to be established for voting on the proposed Business Combination and the other matters to be voted upon at the special meeting. Such stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at http://www.sec.gov, at Crescent’s website at http://www.crescentspac.com or by directing a request to Crescent Acquisition Corp, 11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA 90025.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be made directly in this communication. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon management estimates and forecasts and reflect the views, assumptions, expectations, and opinions of Crescent or LiveVox, as the case may be, as of the date of this communication, and may include, without limitation, changes in general economic conditions, including as a result of COVID-19, all of which are accordingly subject to change. Any such estimates, assumptions, expectations, forecasts, views or opinions set forth in this communication constitute Crescent’s or LiveVox’s, as the case may be, judgments and should be regarded as indicative, preliminary and for illustrative purposes only. The forward-looking statements and projections contained in this communication are subject to a number of factors, risks and uncertainties, some of which are not currently known to Crescent or LiveVox, that may cause Crescent’s or LiveVox’s actual results, performance or financial condition to be materially different from the expectations of future results, performance of financial condition. Although such forward-looking statements have been made in good faith and are based on assumptions that Crescent or LiveVox, as the case may be, believe to be reasonable, there is no assurance that the expected results will be achieved. Crescent’s and LiveVox’s actual results may differ materially from the results discussed in forward-looking statements. Additional information on factors that may cause actual results and Crescent’s performance to differ materially is included in Crescent’s periodic reports filed with the SEC, including but not limited to Crescent’s annual report on Form 10-K for the year ended December 31, 2019 and subsequent quarterly reports on Form 10-Q. Copies of Crescent’s filings with the SEC are available publicly on the SEC’s website at www.sec.gov or may be obtained by contacting Crescent. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. These forward-looking statements are made only as of the date hereof, and neither Crescent nor LiveVox undertake any obligations to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This communication is for informational purposes only and does not constitute an offer or invitation for the sale or purchase of securities, assets or the business described herein or a commitment to Crescent or LiveVox with respect to any of the foregoing, and this filing shall not form the basis of any contract, nor is it a solicitation of any vote, consent, or approval in any jurisdiction pursuant to or in connection with the Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in Solicitation

Crescent and LiveVox, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of Crescent’s stockholders in respect of the Business Combination. Information about the directors and executive officers of Crescent is set forth in Crescent’s Form 10-K for the year ended December 31, 2019. Information about the directors and executive officers of LiveVox and more detailed information regarding the identity of all potential participants, and their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement for the Business Combination when available. Additional information regarding the identity of all potential participants in the solicitation of proxies to Crescent’s stockholders in connection with the proposed Business Combination and other matters to be voted upon at the special meeting, and their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement that Crescent intends to file with the SEC. Investors may obtain such information by reading such proxy statement when it becomes available.